Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of UBS AG of our report dated March 28, 2024, relating to the financial statements of Credit Suisse AG and its subsidiaries (the “Bank”), which appears in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers AG

/s/ Matthew Falconer Matthew Falconer Audit expert Auditor in charge	/s/ Matthew Goldman Matthew Goldman Audit partner

Zurich, Switzerland

April 25, 2024

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland

T: +41 58 792 44 00, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.